Exhibit 99.1

PBF Logistics Announces Multi-Asset Growth Acquisitions

•	Total investment of $125.4 million expected to generate $18.1 million of run-rate EBITDA, a 6.9x implied EBITDA multiple

•	Accretive transactions provide multi-channel growth through acquisitions and strategic investments

PARSIPPANY, NJ – April 16, 2018 – PBF Logistics LP, including wholly-owned subsidiaries, (NYSE:PBFX, the “Partnership” or “PBF Logistics”) announced today that it has entered into multiple agreements delivering accretive growth to the Partnership. PBF Logistics acquired, effective today, the third-party Cummins Terminal, located in Knoxville, TN. Additionally, the Partnership has reached an agreement to acquire several development assets from subsidiaries of PBF Energy Inc. (NYSE:PBF, “PBF Energy”), its sponsor. The execution of definitive agreements for, and the closing of, the assets to be acquired from PBF Energy are expected in the second quarter.

In association with the assets acquired from PBF Energy, the Partnership has identified organic growth investment projects that will generate incremental revenue for PBFX while providing new opportunities for PBF Energy to maximize the potential of presently under-utilized assets. Upon completion of the organic project investments, run-rate annualized earnings before interest, taxes, depreciation and amortization (“EBITDA”) is expected to be approximately $18.1 million, which will be supported by long-term agreements with PBF Energy. The total consideration of $125.4 million, including acquisitions and investments, is expected to be financed through a combination of cash on hand, borrowings under the Partnership’s revolving credit facility and equity issued to PBF Energy. Pro forma leverage is expected to remain below 3.7x.

PBFX Executive Vice President Matt Lucey said, “These acquisitions and projects represent the first step towards executing the multi-year growth plan announced earlier this year. This is a unique blend of opportunities as PBF Logistics has executed on all three of its avenues for growth – third party acquisitions, organic projects and drop-downs. By leveraging our relationship with our sponsor, the Partnership is capitalizing on opportunities at four of PBF Energy’s five refineries and has expanded the Partnership’s geographic presence.” Mr. Lucey continued, “In a challenging environment, PBF Logistics has successfully grown the Partnership at an attractive multiple utilizing our balance sheet and with the support of our sponsor. We are excited about the transactions and look forward to welcoming all of the assets, especially the Cummins Terminal employees and customers, to the PBF Logistics family.”

The Cummins Terminal assets include East and West terminals consisting of two truck loading facilities with nine loading bays. The terminals receive clean products through connections with Colonial and Plantation pipelines and have tankage of approximately 520,000 barrels. The acquisition of the Cummins Terminal is expected to allow PBF Logistics to leverage its growing footprint and capitalize on commercial opportunities with new customers as well as expand opportunities with PBF Energy. The assets to be acquired from PBF Energy include: the Toledo Rail Products Facility which will be upgraded to facilitate clean product distribution and exports; the Chalmette Truck Rack dedicated to loading gasoline and distillate, as well as, delivering ethanol for blending; and the Paulsboro Lube Oil Terminal which will be expanded with additional tankage and infrastructure. Additionally, the Partnership will be investing in two independent growth projects related to LPG rail-unloading at the Chalmette refinery and ethanol loading infrastructure at the Delaware City refinery marine terminal.

Non-GAAP Measures

PBF Logistics LP Reconciliation of Amounts under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of Acquired asset and project related Forecasted

Net Income to annualized run-rate EBITDA:

Forecasted net income	$10.4
Add: Depreciation and amortization expense	3.8
Add: Interest expense, net and other financing costs	3.9

Annualized run-rate EBITDA	$18.1

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP

PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the accretion expected to be realized by the Partnership as a result of the acquisition and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts:

Colin Murray (investors)

ir@pbfenergy.com

Tel: 973.455.7578

Michael C. Karlovich (media)

mediarelations@pbfenergy.com

Tel: 973.455.8994